Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Solid Fourth-Quarter Earnings Boosted by
Brazilian Acquisition

Fourth-Quarter Highlights:

•	Completed acquisition of Produquímica Indústria e Comércio S.A. (Produquímica)

•	Strong winter weather lifted salt sales volumes above prior year

•	Plant Nutrition demand strong in North and South America

Full-Year Highlights:

•	Full-year earnings exceeded guidance

•	Cash flow from operations increased 27 percent from prior year to $175.1 million

OVERLAND PARK, Kan. (Feb. 8, 2017) – Compass Minerals (NYSE: CMP), a leading producer of essential minerals, posted solid fourth-quarter and full-year 2016 earnings driven by the resilient performance of the salt business and the contribution of the Brazilian specialty plant nutrition company, Produquímica, which was acquired on October 3, 2016. The company also benefited in the fourth quarter from improved demand for its sulfate of potash products in North America.

“Each of our key businesses ended the year with positive momentum based on improving market conditions. We’ve experienced more typical winter weather, which is driving salt sales volumes above prior year, and demand for our portfolio of specialty plant nutrients was robust in South America and improved in North America,” said Fran Malecha, Compass Minerals’ president and CEO. “As we enter 2017, we expect to build on this momentum, capitalize on improving underlying market fundamentals and continue executing on our strategy to diversify and strengthen our company.”

Fourth-quarter net earnings rose 67 percent to $97.6 million, or $2.87 per diluted share, from $58.4 million, or $1.72 per diluted share, in the fourth quarter of 2015. The company’s 2016 results were impacted by special items, which in aggregate represented a net after-tax benefit of approximately $51.5 million, or $1.52 per diluted share. These items included the recognition of a $59.3 million

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

gain on the company’s equity investment in Produquímica, which was partially offset by a purchase accounting adjustment and other transaction-related costs stemming from the Produquímica acquisition. In addition, the company reported a partial write-down of the Wolf Trax trade name. Additional details regarding these special items, along with reconciliations of any non-GAAP measures used in this press release, can be found in the tables at the end of this press release.

For the full year, net earnings was $162.7 million, or $4.79 per diluted share, up from $159.2 million, or $4.69 per diluted share, in 2015. Excluding special items, 2016 non-GAAP net earnings totaled $111.2 million, or $3.27 per diluted share.

Total revenue for the fourth quarter was $443.2 million, a 53 percent increase from fourth-quarter 2015 revenue. The current period includes $113.5 million in revenue from the company’s new operating segment, Plant Nutrition South America, which was formed following the completion of the Produquímica acquisition. For the full year, total company revenue increased approximately 4 percent from 2015 results.

Consolidated operating earnings in the fourth quarter of 2016 decreased 9 percent from 2015 fourth-quarter results. Excluding special items, total company adjusted operating earnings increased approximately 7 percent, as the contribution from the company’s Plant Nutrition South America segment and improved performance of the Plant Nutrition North America segment (formerly called the Plant Nutrition segment) more than offset a year-over-year decline in salt segment operating earnings.

Full-year consolidated operating earnings in 2016 were $174.6 million, a 21 percent year-over-year reduction. Excluding special items, 2016 adjusted operating earnings were $186.1 million.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Sales	$443.2	$289.3	$1,138.0	$1,098.7
Sales less shipping and handling costs (product sales)	363.2	223.7	893.1	837.2
Operating earnings	65.3	71.9	174.6	221.4
Operating margin	14.7%	24.9%	15.3%	20.2%
Adjusted operating earnings(1)	$76.8	$71.9	$186.1	$221.4
Adjusted operating margin(1)	17.3%	24.9%	16.4%	20.2%
Net earnings	$97.6	$58.4	$162.7	$159.2
Net earnings, excluding special items(1)	46.1	58.4	111.2	159.2
Diluted earnings per share	2.87	1.72	4.79	4.69
Diluted earnings per share, excluding special items	1.35	1.72	3.27	4.69
EBITDA(1)	153.0	98.0	321.7	314.3
Adjusted EBITDA(1)	104.7	92.4	275.0	299.7

(1)
Adjusted operating earnings, EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EBITDA and net earnings excluding special items are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

SALT SEGMENT
A year-over-year increase in fourth-quarter sales volumes for both highway deicing and consumer and industrial salt products resulted in a 12 percent improvement in salt segment revenue. Increased snow activity in the 2016 fourth quarter compared to the 2015 quarter drove a 27 percent improvement in highway deicing sales volumes and a 7 percent increase in consumer and industrial sales volume from the fourth quarter of 2015. The average selling price for highway deicing products declined 8 percent from the 2015 fourth-quarter results, reflecting the impact of lower contracted pricing for highway deicing products for the 2016-2017 winter season. Consumer and industrial average selling price dropped 1 percent from prior-year fourth-quarter results.

For the full year, salt segment revenue decreased 4 percent from 2015 results, driven primarily by lower highway deicing average selling prices. The average price for these products declined 7 percent, while the average selling price for consumer and industrial products was essentially unchanged. Full-year 2016 highway deicing sales volumes rose 1 percent, while consumer and industrial sales volumes declined 3 percent.

Salt segment operating earnings declined 10 percent and EBITDA declined 7 percent in the fourth quarter of 2016, as a result of lower average selling prices and a year-over-year increase in per-unit

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

production costs. These higher costs primarily resulted from lower operating rates at our salt mines and unplanned downtime at our Goderich salt mine.

For the full year, the salt segment generated $200.6 million in operating earnings, which was approximately 7 percent below 2015 results, while EBITDA declined 5 percent. Despite challenging market conditions, the underlying profitability of the business remained strong, generating an operating earnings margin of 24.7 percent and EBITDA margin of 30.5 percent for 2016.

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Sales	$265.0	$236.1	$811.9	$849.0
Sales less shipping and handling (product sales)	198.2	175.1	597.4	609.9
Operating earnings	64.6	72.1	200.6	215.2
Operating margin	24.4%	30.5%	24.7%	25.3%
Segment EBITDA(1)	$77.1	$83.1	$247.3	$259.1
Segment EBITDA(1) margin	29.1%	35.2%	30.5%	30.5%
Sales volumes (in thousands of tons):
Highway deicing	3,022	2,378	8,966	8,854
Consumer and industrial	689	642	2,147	2,215
Total salt	3,711	3,020	11,113	11,069
Average sales prices (per ton):
Highway deicing	$51.94	$56.71	$54.73	$58.62
Consumer and industrial	$156.81	$157.79	$149.63	$148.98
Total salt	$71.42	$78.19	$73.06	$76.70

(1)	This is a non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this release.

Winter Weather Effect
Above-average winter weather in the fourth quarter of 2016 in some of the company's primary North American service areas produced 50 snow events in the 11 cities the company tracks. This compares to a 10-year average of 42.2 snow events and only 17 events in the fourth quarter of 2015. Despite the above-average snow events reported, limited snow activity in the southern areas of the company's North American deicing markets and mild weather in the U.K, offset severe winter in Canada and some of the Great Lakes region. As a result, the company estimates that the sales and earnings impact of variations from average winter weather was immaterial in the fourth quarter of 2016.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended December 31,		Calendar year(1)
	2016	2015	2016	2015
Favorable (unfavorable) to average weather: Sales	negligible	($75) to ($85)	($70) to ($80)	($110) to ($120)
Operating earnings	negligible	($35) to ($40)	($35) to ($40)	($50) to ($55)

(1)	Includes estimated impact for the three months ended March 31 and the three months ended December 31.

PLANT NUTRITION OVERVIEW
In October 2016, Compass Minerals completed the purchase of Produquímica. This acquisition has significantly expanded the company’s geographic footprint, product portfolio and research and development capabilities in specialty plant nutrition as well as provided a strong regional chemical solutions business in Brazil. The addition of Produquímica, as well as a $12.1 million increase in plant nutrition revenue in North America, lifted Compass Minerals’ total plant nutrition revenue in the fourth quarter of 2016 to $176.1 million compared to $50.5 million in the fourth quarter of 2015. Operating earnings from the combined segments in the 2016 fourth quarter were $16.0 million, and adjusted operating earnings reached $27.5 million, when excluding special items. This compares to $11.5 million in the 2015 fourth quarter.

Segment data will be provided going forward for both the legacy plant nutrition business, now called Plant Nutrition North America, and the acquired Brazilian business, now called Plant Nutrition South America.

PLANT NUTRITION NORTH AMERICA
Revenue generated by the Plant Nutrition North America segment rose 24 percent from $50.5 million in the fourth quarter of 2015 to $62.6 million as a 53 percent increase in sales volumes more than offset an 18 percent decline in average selling price.

For the full year, the segment generated $203.0 million in revenue, 15 percent below prior-year results due to depressed demand for specialty fertilizers for most of the year, which pressured average selling prices for Compass Minerals’ SOP products.

Plant Nutrition North America segment operating earnings were $8.0 million in the 2016 fourth quarter, compared to $11.5 million in 2015. When excluding the partial write-down of the Wolf Trax

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

trade name, adjusted operating earnings for the 2016 fourth quarter of $11.1 million were down 3 percent compared to the fourth quarter of 2015, while adjusted EBITDA increased approximately 2 percent. Lower year-over-year average selling price and an increase in shipping and handling costs in the 2016 quarter were partially offset by a growth in sales volumes and improved per-unit operating costs.

Full-year 2016 operating earnings for this segment declined 64 percent and adjusted EBITDA decreased 34 percent from 2015 results primarily due to a 15 percent reduction in average selling prices and an 11 percent increase in per-unit shipping and handling costs related to higher warehousing costs and an unfavorable geographic sales mix.

Plant Nutrition North America Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Sales	$62.6	$50.5	$203.0	$238.4
Sales excluding shipping and handling (product sales)	54.8	45.9	178.0	216.0
Operating earnings	8.0	11.5	21.1	57.9
Operating margin	12.8%	22.8%	10.4%	24.3%
Adjusted operating earnings(1)	$11.1	$11.5	$24.2	$57.9
Adjusted operating margin(1)	17.7%	22.8%	11.9%	24.3%
EBITDA(1)	$16.8	$19.6	$54.5	$87.7
EBITDA margin(1)	26.8%	38.8%	26.8%	36.8%
Adjusted EBITDA(1)	$19.9	$19.6	$57.6	$87.7
Adjusted EBITDA(1) margin	31.8%	38.8%	28.4%	36.8%
Sales volumes (in thousands of tons)	95	62	313	311
Average sales price (per ton)	$657	$805	$648	$765

(1)
Adjusted operating earnings, EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

PLANT NUTRITION SOUTH AMERICA
Strong plant nutrition fundamentals continued throughout 2016 in Brazil and supported healthy performance for the Plant Nutrition South America segment. Fourth-quarter 2016 revenue for this segment was $113.5 million, while segment operating earnings were $8.0 million. Excluding a purchase accounting adjustment and other acquisition-related costs, adjusted operating earnings totaled $16.4 million.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

For the full year, which includes periods during which Compass Minerals did not have complete ownership, this business sold approximately 788,000 tons of plant nutrition and chemical solutions products, which was a 9 percent increase from 2015 results.

The table below represents fourth quarter 2016 results for the businesses this segment operates: agriculture and chemical solutions. As Compass Minerals only had full control of Produquímica during the fourth quarter, we are only presenting this financial information.

Plant Nutrition South America Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended December 31,
	2016	2015
Sales	$113.5	—
Sales excluding shipping and handling (product sales)	108.1	—
Operating earnings	8.0	—
Operating margin	7.0%
Adjusted operating earnings(1)	$16.4	—
Adjusted operating margin(1)	14.4%	—
EBITDA(1)	$13.3	—
EBITDA margin(1)	11.7%
Adjusted EBITDA(1)	$21.7	—
Adjusted EBITDA(1) margin	19.1%	—
Sales volumes (in thousands of tons)
Agriculture	122	—
Chemical solutions	72	—
Total sales volumes	194	—
Average sales prices (per ton):
Agriculture	$713	—
Chemical Solutions	$372	—
Total Plant Nutrition South America	$587	—

(1)
Adjusted operating earnings, EBITDA and Adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

OTHER FINANCIAL HIGHLIGHTS
Other financial items include a $59.3 million gain on the company's initial 35 percent equity investment in Produquímica. This gain resulted from recognizing the increased value of Compass Minerals' 35 percent equity investment in Produquímica when the company completed its acquisition of the remaining 65 percent and removed the equity investment from the company’s balance sheet. The increased valuation based on the preliminary purchase allocation was principally driven by beneficial changes in foreign exchange rates and growth in Produquímica's earnings. This

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

gain was non-taxable, as the company intends to permanently reinvest the gain in our foreign operations. As a result, our reported tax rate was well below the company’s expected tax rate.

Cash flow from operations for the full-year 2016 increased $37.2 million from 2015 results. This 27 percent improvement resulted primarily from the addition of Produquímica to 2016 results.

Fourth-quarter 2016 selling, general and administrative (SG&A) expenses of $45.1 million was 71 percent above prior-year levels primarily due to integrating Produquímica into Compass Minerals and a partial write-down of the Wolf Trax trade name.

Interest expense in the fourth quarter of 2016 rose $11.9 million year-over-year to $17.3 million as a result of increased borrowings related to the Produquímica acquisition.

OUTLOOK
Improving market dynamics for the deicing market are expected to produce increased salt sales volumes in 2017, assuming average winter weather for the year. The benefit from increased sales volumes, however, is expected to be more than offset by lower average selling prices early in the year and increased per-unit costs, both of which will meaningfully pressure operating margins in the first half of 2017. The increase in per-unit costs is primarily due to higher cost, carryover inventory being sold in the first half of the year.

The company believes the North American market for specialty plant nutrients has stabilized at current pricing levels, which have sparked more typical demand. Until broader agriculture market conditions improve, however, the company anticipates limited near-term growth in sales volumes or average selling prices for its SOP products in North America.

Market conditions for plant nutrients are expected to remain strong in Brazil, which continues to benefit from robust farm incomes due to the strong U.S. currency and healthy demand for Brazilian commodities. The segment's chemical solutions business is also expected to benefit from the stabilization and gradual improvement of the broader Brazilian economy throughout 2017. As a result, the company anticipates continued growth in sales volumes for its Plant Nutrition South

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

America segment. Due to the significant seasonality of this business, operating earnings in the first half of the year are expected to be minimal.

Given this outlook, the company has established a full-year EPS guidance range of $3.20 to $3.70 per diluted share.

"With a strong foundation in place and a relentless focus on execution, we are confident we can deliver greater growth for Compass Minerals, particularly in light of our expanded presence in specialty plant nutrition and our investments to more efficiently produce rock salt at our Goderich mine," said Mr. Malecha.

2017 OUTLOOK: FULL YEAR EPS - $3.20 to $3.70
Salt Segment	1H17	FY17
Volumes	6.1 million to 6.5 million tons	11.8 million to 12.6 million tons
Average selling price (per ton)	$66 to 70
Operating earnings margin	16% to 18%
Plant Nutrition North America Segment
Volumes	145,000 to 165,000 tons	300,000 to 330,000 tons
Average selling price (per ton)	$615 to $645
Operating earnings margin	11% to 13%
Plant Nutrition South America Segment
Volumes	360,000 to 390,000 tons	800,000 to 1.1 million tons
Average selling price (per ton)	$380 to $410
Operating earnings margin	break-even
Corporate
Corporate and other expense		~$60 million
Interest expense		~$52 million
Depreciation, depletion and amortization		~$125 million
Capital expenditures		$125 to $140 million
Effective tax rate		~28%

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Thursday, February 9, at 9:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 2169477. Outside of the U.S. and Canada, callers may dial 913-643-4075. Replays of the call will be available on the company’s website.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com/presentation.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

for net income, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company’s ability to build on momentum, capitalize on market fundamentals, execute on its strategy and deliver growth; the market and market conditions for plant nutrients; the Brazilian economy; and the company’s outlook for the first half of 2017 and the full year of 2017, including its expectations regarding earnings per share (“EPS”), volumes, average selling prices, costs, operating earnings, operating margin, corporate and other expense, interest expense, capital expenditures and tax rates. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,”“anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, and (v) the ability to successfully integrate acquired businesses. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2016 filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Special Items Impacting the Three Months ended December 31, 2016 (unaudited, in millions, except share data)
Item description	Segment	Line item	Amount	Tax effect	After tax	EPS impact
Gain from remeasurement of equity method investment	Corporate & other	Separately stated	$59.3	$—	$59.3	$1.75
Business acquisition-related items(1)	Plant Nutrition South America	Product cost	(8.4)	2.8	(5.6)	(0.16)
Indefinite-lived intangible asset impairment	Plant Nutrition North America	SG&A	(3.1)	0.9	(2.2)	(0.07)
Totals			$47.8	$3.7	$51.5	$1.52

(1)	Primarily includes additional expense recognized from the sale of finished goods inventory, which had its cost basis increased to fair value as a result of the acquisition of Produquímica.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Operating earnings	$65.3	$71.9	$174.6	$221.4
Business acquisition-related items(1)	8.4	—	8.4	—
Indefinite-lived intangible asset impairment	3.1	—	3.1	—
Adjusted operating earnings	$76.8	$71.9	$186.1	$221.4
Sales	443.2	289.3	1,138.0	1,098.7
Adjusted operating margin	17.3%	24.9%	16.4%	20.2%

(1)	Primarily includes additional expense recognized from the sale of finished goods inventory, which had its cost basis increased to fair value as a result of the acquisition of Produquímica.

Reconciliation for Net Earnings, Excluding Special Items (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Net earnings	$97.6	$58.4	$162.7	$159.2
Gain from remeasurement of equity method investment	(59.3)	—	(59.3)	—
Business acquisition-related items(1)	5.6	—	5.6	—
Indefinite-lived intangible asset impairment	2.2	—	2.2	—
Net earnings, excluding special items	$46.1	$58.4	$111.2	$159.2

(1)	Primarily includes additional expense recognized from the sale of finished goods inventory, which had its cost basis increased to fair value as a result of the acquisition of Produquímica.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Net earnings	$97.6	$58.4	$162.7	$159.2
Interest expense	17.3	5.4	34.1	21.5
Income tax expense	10.5	13.7	34.6	55.3
Depreciation, depletion and amortization	27.6	20.5	90.3	78.3
EBITDA	$153.0	$98.0	$321.7	$314.3
Adjustments to EBITDA:
Gain from remeasurement of equity method investment	(59.3)	—	(59.3)	—
Business acquisition-related items(1)	8.4	—	8.4	—
Indefinite-lived intangible asset impairment	3.1	—	3.1	—
Other income, net (2)	(0.5)	(5.6)	1.1	(14.6)
Adjusted EBITDA	$104.7	$92.4	$275.0	$299.7

(1)	Primarily includes additional expense recognized from the sale of finished goods inventory, which had its cost basis increased to fair value as a result of the acquisition of Produquímica.

(2)	Primarily includes interest income and foreign exchange gains and losses. The 12 months ended December 31, 2016, include a charge of $3.0 million related to the refinancing of the company's debt.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Reported GAAP segment operating earnings	$64.6	$72.1	$200.6	$215.2
Depreciation, depletion and amortization	12.5	11.0	46.7	43.9
Segment EBITDA	$77.1	$83.1	$247.3	$259.1
Segment sales	265.0	236.1	811.9	849.0
Segment EBITDA margin	29.1%	35.2%	30.5%	30.5%

Reconciliation for Plant Nutrition North America Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Reported GAAP segment operating earnings	$8.0	$11.5	$21.1	$57.9
Indefinite-lived intangible asset impairment	3.1	—	3.1	—
Segment adjusted operating earnings	$11.1	$11.5	$24.2	$57.9
Segment sales	62.6	50.5	203.0	238.4
Segment adjusted operating margin	17.7%	22.8%	11.9%	24.3%

Reconciliation for Plant Nutrition North America Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Reported GAAP segment operating earnings	$8.0	$11.5	$21.1	$57.9
Depreciation, depletion and amortization	8.8	8.1	33.4	29.8
Segment EBITDA	$16.8	$19.6	$54.5	$87.7
Indefinite-lived intangible asset impairment	3.1	—	3.1	—
Segment adjusted EBITDA	$19.9	$19.6	$57.6	$87.7
Segment sales	62.6	50.5	203.0	238.4
Segment adjusted EBITDA margin	31.8%	38.8%	28.4%	36.8%

Reconciliation for Plant Nutrition South America Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended December 31,
	2016	2015
Reported GAAP segment operating earnings	$8.0	$—
Business acquisition-related items(1)	8.4	—
Segment adjusted operating earnings	$16.4	$—
Segment sales	113.5	—
Segment adjusted operating margin	14.4%	—

(1)	Primarily includes additional expense recognized from the sale of finished goods inventory, which had its cost basis increased to fair value as a result of the acquisition of Produquímica.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Reconciliation for Plant Nutrition South America Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended December 31,
	2016	2015
Reported GAAP segment operating earnings	$8.0	$—
Depreciation, depletion and amortization	5.0	—
Earnings in equity method investee	0.3	—
Segment EBITDA	$13.3	$—
Business acquisition-related items(1)	8.4	—
Adjusted segment EBITDA	$21.7	$—
Segment sales	113.5	—
Adjusted segment EBITDA margin	19.1%	—

(1)	Primarily includes additional expense recognized from the sale of finished goods inventory, which had its cost basis increased to fair value as a result of the acquisition of Produquímica.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Sales	$443.2	$289.3	$1,138.0	$1,098.7
Shipping and handling cost	80.0	65.6	244.9	261.5
Product cost	252.8	125.4	593.6	507.1
Gross profit	110.4	98.3	299.5	330.1
Selling, general and administrative expenses	45.1	26.4	124.9	108.7
Operating earnings	65.3	71.9	174.6	221.4
Other (income)/expense:
Interest expense	17.3	5.4	34.1	21.5
Net (earnings) loss from equity investee	(0.3)	—	1.4	—
Gain from remeasurement of equity method investment	(59.3)	—	(59.3)	—
Other, net	(0.5)	(5.6)	1.1	(14.6)
Earnings before income taxes	108.1	72.1	197.3	214.5
Income tax expense	10.5	13.7	34.6	55.3
Net earnings	$97.6	$58.4	$162.7	$159.2
Basic net earnings per common share	$2.88	$1.72	$4.79	$4.70
Diluted net earnings per common share	$2.87	$1.72	$4.79	$4.69
Cash dividends per share	$0.695	$0.66	$2.78	$2.64
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,788	33,701	33,776	33,677
Diluted	33,793	33,714	33,780	33,692

(1)
Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 165,000 and 164,000 weighted participating securities for the three and 12 months ended December 31, 2016, respectively, and 188,000 and 198,000 weighted participating securities for the three and 12 months ended December 31, 2015, respectively.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$77.4	$58.4
Receivables, net	320.9	147.8
Inventories	280.6	275.3
Other current assets	36.1	30.8
Property, plant and equipment, net	1,092.3	800.7
Intangible and other noncurrent assets	661.6	315.9
Total assets	$2,468.9	$1,628.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$130.2	$4.9
Other current liabilities	230.6	165.9
Long-term debt, net of current portion	1,197.6	722.1
Deferred income taxes and other noncurrent liabilities	187.3	96.3
Total stockholders' equity	723.2	639.7
Total liabilities and stockholders' equity	$2,468.9	$1,628.9

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Twelve Months Ended
	December 31,
	2016	2015
Net cash provided by operating activities	$175.1	$137.9

Cash flows from investing activities:
Capital expenditures	(182.2)	(217.6)
Investment in equity method investee	(4.7)	(116.4)
Acquisition of a business	(275.3)	—
Other, net	(3.2)	(1.4)

Net cash used in investing activities	(465.4)	(335.4)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	850.9	100.0
Proceeds from revolving credit facility borrowings	384.3	50.0
Principal payments on long-term debt	(542.9)	(3.9)
Payments on revolving credit facility	(283.4)	(45.5)
Premium and other payments to refinance debt	(2.8)	—
Deferred financing costs	(5.7)	—
Dividends paid	(94.1)	(89.4)
Proceeds received from stock option exercises	0.7	2.5
Excess tax benefits (deficiencies) from equity compensation awards	(0.2)	0.5

Net cash provided by financing activities	306.8	14.2
Effect of exchange rate changes on cash and cash equivalents	2.5	(25.1)
Net change in cash and cash equivalents	19.0	(208.4)
Cash and cash equivalents, beginning of the year	58.4	266.8

Cash and cash equivalents, end of period	$77.4	$58.4

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three months ended December 31, 2016	Salt	Plant Nutrition North America	Plant Nutrition South America(1)	Corporate and Other(3)	Total
Sales to external customers	$265.0	$62.6	$113.5	$2.1	$443.2
Intersegment sales	—	2.5	—	(2.5)	—
Shipping and handling cost	66.8	7.8	5.4	—	80.0
Operating earnings (loss)	64.6	8.0	8.0	(15.3)	65.3
Depreciation, depletion and amortization	12.5	8.8	5.0	1.3	27.6
Total assets	980.3	592.3	847.3	49.0	2,468.9

Three months ended December 31, 2015	Salt	Plant Nutrition North America(2)	Plant Nutrition South America	Corporate and Other(3)	Total
Sales to external customers	$236.1	$50.5	$—	$2.7	$289.3
Intersegment sales	—	2.6	—	(2.6)	—
Shipping and handling cost	61.0	4.6	—	—	65.6
Operating earnings (loss)	72.1	11.5	—	(11.7)	71.9
Depreciation, depletion and amortization	11.0	8.1	—	1.4	20.5
Total assets	896.5	679.7	—	52.7	1,628.9

Twelve months ended December 31, 2016	Salt	Plant Nutrition North America	Plant Nutrition South America(1)	Corporate and Other(3)	Total
Sales to external customers	$811.9	$203.0	$113.5	$9.6	$1,138.0
Intersegment sales	—	5.2	—	(5.2)	—
Shipping and handling cost	214.5	25.0	5.4	—	244.9
Operating earnings (loss)	200.6	21.1	7.4	(54.5)	174.6
Depreciation, depletion and amortization	46.7	33.4	5.0	5.2	90.3

Twelve months ended December 31, 2015	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(3)	Total
Sales to external customers	$849.0	$238.4	$—	$11.3	$1,098.7
Intersegment sales	0.1	7.7	—	(7.8)	—
Shipping and handling cost	239.1	22.4	—	—	261.5
Operating earnings (loss)	215.2	57.9	—	(51.7)	221.4
Depreciation, depletion and amortization	43.9	29.8	—	4.6	78.3

(1)	The results for our Brazilian holding company used to acquire Produquímica have been reclassified from Plant Nutrition North America to Plant Nutrition South America.

(2)	In 2015, total assets for Plant Nutrition North America include the equity investment in Produquímica.

(3)
Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.